QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(5)(D)

        BOGEN®
COMMUNICATIONS INTERNATIONAL, INC.

FOR IMMEDIATE RELEASE
BOGEN COMMUNICATIONS INTERNATIONAL, INC.
EXTENDS SELF-TENDER OFFER

        Ramsey, New Jersey, December 11, 2003—Bogen Communications International, Inc. (Nasdaq: BOGN) announced today that it has extended the tender offer for its common stock by extending the expiration date to 5:00 p.m., New York City time, on Thursday, December 11, 2003, unless further extended. The tender offer was previously scheduled to expire at 5:00 p.m., Wednesday, December 10, 2003. Bogen commenced the tender offer on November 10, 2003 to purchase up to 2,000,000 shares of its common stock at a price of $5.00 per share, net to the seller in cash, without interest, under the terms and conditions set forth in Bogen's Offer to Purchase and related Letter of Transmittal. As of 5:00 p.m., New York City time on December 10, 2003, approximately 1,235,071 shares have been tendered and not withdrawn. The tender offer has been extended to coincide with the closing of the bank financing with KeyBank National Association, as well as to provide additional time for shareholders interested in tendering their shares to do so. Bogen expects to complete the purchase of tendered and accepted shares promptly after the extended expiration date, unless the tender offer is further extended.

        This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Bogen common stock. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal. Investors are urged to read Bogen's Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the "SEC") in connection with the tender offer, which includes as exhibits the Offer to Purchase and the related Letter of Transmittal, as well as any amendments or supplements to the Statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from MacKenzie Partners, Inc., the information agent for the tender offer, by directing such request to: MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016, telephone (212) 929-5500 or (800) 322-2885.

        Bogen Communications International, Inc., based in Ramsey, New Jersey and Munich, Germany, develops, manufactures, and markets telecommunications peripherals, sound processing equipment, and Unified Messaging products and services. Bogen's products are sold to commercial, industrial, professional and institutional customers worldwide.

        Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Many factors could cause Bogen to delay or modify its self-tender offer or the termination of the registration of its common stock, including the following: changes in its stock price, changes in its operating results, general market conditions, the availability of financing to complete the tender offer, new technological developments, competition, potential acquisitions and divestitures and tax or regulatory requirements. Certain of these risk factors and other considerations are detailed from time to time in Bogen's reports on file with the Securities and Exchange Commission, including Bogen's Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003. Bogen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Bogen Communications International, Inc.
Maureen Flotard, CFO and VP-Finance

(201) 934-8500
www.bogen.com

Information Agent:
McKenzie Partners, Inc.
Mark Harnett, President
(212) 929-5500

QuickLinks

FOR IMMEDIATE RELEASE BOGEN COMMUNICATIONS INTERNATIONAL, INC. EXTENDS SELF-TENDER OFFER